Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Union First Market Bankshares Corporation of our reports dated March 13, 2013, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K of Union First Market Bankshares Corporation for the year ended December 31, 2012. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

September 26, 2013